Exhibit 10.02


                       AMENDMENT TO EMPLOYMENT AGREEMENT

         The Compensation Committee of the Board of Directors has reviewed and approved the following amendments to the Employment Agreement dated as of October 20, 1994 between Comdisco, Inc. and John F. Slevin, which amendments include a grant of Performance Units by the Committee of the Comdisco, Inc. 1992 Long-Term Stock Ownership Incentive Plan (the "92 Plan").

1.       SALARY

         The fixed salary as set forth in Section 3 of the Employment Agreement shall be increased from $433,000 to $550,000 per year.

2.       INCENTIVE COMPENSATION

         The incentive compensation as set forth in Section 4 of the Employment Agreement shall be revised as follows for the 1996 fiscal year:

         (i) one percent (1%) of Comdisco's fiscal 1996 pre-tax earnings between $130 million and $175 million, and (ii) two percent (2%) of pre-tax earnings in excess of $175 million.

         As an example, if Comdisco has pre-tax earnings of $180,000,000 in fiscal 1996, the annual incentive compensation shall be $550,000.

3.       ANNUAL STOCK OPTION INCENTIVE

         If Comdisco achieves its 1996 Pre-Tax Earnings of $100 million, you will also be entitled to a stock option grant of 11,658 shares at the closing price on September 30, 1996. These options would vest at the rate of 33.3% per year over a three year term.

         If the Pre-Tax Earnings achieved is more than $100 million, then the number of shares granted will be based on the percentage of (i) the Pre-Tax Earnings achieved divided by (ii) the Pre-Tax Earnings of $100 million. Notwithstanding the foregoing, there shall be a cap of 20,984 options to be awarded under this section.

4.       LONG-TERM PERFORMANCE UNIT GRANT

         The Committee of the 92 Plan hereby awards you with 366 Performance Units.

         a.       Performance Objective and Performance Period

         The Committee has set a target Performance Objective that Comdisco's "Total Shareholder Return" (as defined below) be ranked at or above the 50th percentile of the Total Shareholder Return of all companies contained in the S&P 500 for the period running from October 2, 1995 through September 30, 1998 (the "Performance Period").

         "Total Shareholder Return" is defined as the sum of the stock price appreciation plus dividends (reinvested) through the Performance Period.




         b.       Determination of Performance Unit Value

         The actual Performance Unit Value will be determined based upon Comdisco's Total Shareholder Return over the Performance Period. The target Performance Unit Value has been set at $500. The actual Performance Unit Value will be determined by multiplying the target Performance Unit Value times the Performance Percentage specified in the following table:

TSR % Rank          Performance           Target Unit                Actual Unit
in S&P 500               %             x     Value          =           Value
----------          -----------           -----------                -----------
 below 50th               0%                  $500          =           $    0
    50th                100%                   500                         500
    55                  150                    500                         750
    60                  200                    500                       1,000
    65                  260                    500                       1,300
    70                  320                    500                       1,600
    75                  390                    500                       1,950
    80                  460                    500                       2,300
    85                  530                    500                       2,650
    90+                 600                    500                       3,000

         c.       Method of Distribution

         Within 15 days of the date of this Agreement, you must decide upon one of the following distribution methods by signing the Election Statement attached hereto:

         i. Cash Distribution - You may elect to have 100% of the actual Performance Unit Value paid in cash (less applicable taxes).

         ii. Restricted Stock - You may elect to have 100% of the actual Performance Unit Value paid in the form of Restricted Stock. In such event, the actual Performance Unit Value will be multiplied by 120% and the product thereof will be used to acquire Restricted Stock based on the closing price of Comdisco's stock on September 30, 1998.

         d.       Restrictions

         The Performance Unit Award is conditioned upon (i) your continuing as an employee throughout the Performance Period and (ii) if you have elected to receive Restricted Stock, your continuing as an employee for an additional one year beyond the Performance Period. The effects of a termination of employment within these periods are set forth in Section 14 of the 92 Plan.

         e.       Exercise of Performance Units

         Performance Units may be exercised by delivery to the Secretary of Comdisco of written notice of intent to exercise a specific number of Performance Units.

         f.       Incorporation of 92 Plan Provisions

         This award of Performance Units shall incorporate the terms and conditions of the 92 Plan.

         g.       Acceptance

         By execution of the attached Election Statement, you accept the terms and conditions of this Performance Unit Grant.

5.       CASH TO OPTION CONVERSION ALTERNATIVE.

         Within 15 days of the date of this Agreement, you may elect to convert cash compensation into stock options. You may elect to convert cash compensation paid under Base Salary (Section 3 of the Employment Agreement), Annual Cash Incentive (Section 4 of the Employment Agreement) and Long-Term Performance Units into stock options on a one for two basis. You must elect to forego cash compensation equally from the above three sources in $1,000 increments. For each $1,000 foregone, you will receive stock options with an "option value" of $2,000.

         If you make this election, you will receive a stock option grant at the closing price of Comdisco stock on the date the election notice is received. The following example will illustrate this alternative.

                               September 29, 1995

                  -     Election to forego $10,000 each from Salary, Annual Cash
                         Incentive and Performance Units
                  -     Comdisco stock closes at $30.00
                  -     $30,000 foregone x 2 = $60,000
                  -     Option Value = $30.00/3 = $10.00
                  -     $60,000/$10.00 = 6,000 options granted at $30.00
                  -     Vests at 20% per year commencing 9/30/96

         This agreement shall not be construed to give you any employment rights.

Dated this 29th day of September, 1995.


/s/  Keith Hartley                                 /s/ Jack Slevin
On behalf of the Committee                           Jack Slevin

                               ELECTION STATEMENT



         The undersigned hereby acknowledges receipt of the Amendment to Employment Agreement, a copy of the 1992 Long-Term Stock Ownership Incentive Plan, and copies of Comdisco's latest financial statements.



Performance Unit Method of Distribution

         Pursuant to Section 4, I elect the following method of distribution for any Performance Units:

                           i) Cash Distribution ___________
                                 please initial

                           ii) Restricted Stock ___________
                                 please initial




Cash to Option Conversion Alternative

         Pursuant  to  Section  5,  I  elect  to  convert  the  following   cash
compensation components into stock options:

                           Base Salary               $50,000

                           Annual Cash Incentive     $50,000

                           Performance Units         $50,000





                                                    By:_________________________
                                                                  Jack Slevin
                                                   Date: _______________________